Schedule I

The name and present principal occupation of each of the executive officers and directors of Gilead Sciences, Inc. are set forth below. Unless otherwise noted, each of these persons have as their business address c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404.

Name	Title	Citizenship	Principal Occupation and, if not employed by Gilead Sciences, Inc., Name, Principal Business and Address of Employer
Daniel P. O’Day	Chief Executive Officer, Chairman and Director	United States	*
Jacqueline K. Barton, Ph.D.	Director	United States	Professor Emerita, California Institute of Technology
Jeffrey A. Bluestone, Ph.D.	Director	United States	Retired President and Chief Executive Officer, SonomaBiotherapeutics Inc.
Sandra J. Horning, M.D.	Director	United States	Retired Chief Medical Officer, Roche Inc.
Kelly A. Kramer	Director	United States	Retired Chief Financial Officer, Cisco Systems Inc.
Ted W. Love, M.D.	Director	United States	Former Chair of Board of Directors, Biotechnology Innovation Organization
Harish Manwani	Director	Singapore	Senior Operating Partner, Blackstone Inc.
Javier J. Rodriguez	Director	Mexico	Chief Executive Officer, DaVita Inc.
Anthony Welters	Director	United States	Lead Independent Director; Chairman and Chief Executive Officer, CINQ Care
Dietmar Berger, M.D., Ph.D.	Chief Medical Officer	United States	*
Andrew D. Dickinson	Chief Financial Officer	United States	*
Johanna Mercier	Chief Commercial & Corporate Affairs Officer	United States	*
Keeley Cain Wettan	Executive Vice President, General counsel, Legal & Compliance	United States	*

* The present principal occupation for each of these individuals is officer of Gilead Sciences, Inc. and officer, trustee and/or director of other affiliated entities.